Exhibit 10.6

Summary of Registrant’s 2006 Sales Incentive Plan

The 2006 Sales Incentive Plan contains second half 2006 stretch revenue targets (with corresponding gross margin requirements) above those set forth in the 2nd Half 2006 Incentive Compensation Plan, which, if reached, would result in additional cash payment awards to each participant in the 2006 Sales Incentive Plan.